Exhibit 14

Brinker International Code of Conduct
and Ethical Business Policy

 Introduction.

 The Brinker International Code of Conduct and Ethical Business Policy ("Ethics Policy") has been established to:

  promote honest and ethical conduct, including fair dealing and the ethical handling of conflicts of interest;
  promote full, fair, accurate, timely and understandable disclosure;
  promote compliance with applicable laws and governmental rules and regulations;
  ensure the protection of Brinker's legitimate business interests, including corporate opportunities, assets and confidential information; and
  deter wrongdoing.

All directors, officers and employees of Brinker are expected to be familiar with the Ethics Policy and to adhere to those principles and procedures set forth below that apply to them.  You should be aware that the policies described in the Ethics Policy are separate requirements from Brinker's more detailed policies and procedures set forth in Brinker's Employee Handbook.

To the extent that you have any questions regarding the Ethics Policy or its interpretation or application, or become aware of any existing or potential violation of it, you are required to contact your General Manager or Department Head promptly.  Failure to do so is itself a violation of this Ethics Policy.  Directors or officers should contact the General Counsel or the chairman of the Audit Committee directly.  A director, officer or employee who is unsure of whether a situation violates the Ethics Policy should discuss the situation with his or her General Manager or Department Head or the General Counsel or the chairman of the Audit Committee, as applicable, to prevent possible misunderstanding and embarrassment at a later date.  Each director, officer or employee must:

  Notify the appropriate person promptly of any existing or potential violation of this Ethics Policy.
  Not retaliate against any director, officer or employee for reports of potential violations that are made in good faith.
  Encourage Brinker's directors, officers and employees to ask questions, seek guidance, report suspected violations or express their concerns regarding compliance with this Ethics Policy.

It is the policy of Brinker International to conduct its business affairs fairly, impartially, with integrity and in an ethical and proper manner.  This means, among other things, that Brinker's directors, officers and employees must:

  Act with integrity, including being honest and candid while still maintaining the confidentiality of information where required or consistent with Brinker's policies.
  Observe both the form and spirit of laws and governmental rules and regulations, accounting standards and Brinker policies.

Brinker has a history of succeeding through honest business competition.  Brinker does not seek competitive advantages through illegal or unethical business practices.  Each director, officer and employee should endeavor to deal fairly with Brinkers customers, vendors, service providers, suppliers, competitors and employees.  No director, officer or employee should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any unfair dealing practice.

Conduct that may raise questions as to the Company's honesty, integrity, impartiality, or reputation, or activities that could cause embarrassment to the Company or damage to its reputation, are prohibited.  The highest possible standards of ethical and business conduct are required, and expected, of Brinker directors, officers and employees in the performance of their company responsibilities.

A.  Conflict of Interest.

A "conflict of interest" occurs when an individual's private interest interferes or appears to interfere with the interests of Brinker.  A conflict of interest can arise when a director, officer or employee takes actions or has interests that may make it difficult to perform his or her company work objectively and effectively.  For example, a conflict of interest would arise if a director, officer or employee, or a member of his or her family, receives improper personal benefits as a result of his or her position in Brinker.  It is very important to avoid any actual or apparent conflicts of interest whenever possible.  Service to Brinker should never be subordinated to personal gain and advantage.  Any time a conflict occurs or you are concerned one will occur, you should immediately discuss the matter with your General Manager, Department Head or the General Counsel for guidance.

In particular, conflict of interest situations involving directors, executive officers and other employees who occupy supervisory positions or who have discretionary authority in dealing with any third party may include the following:

1.  Financial Interest.

  Any ownership or other interest in (other than nominal amounts (1% or less) in publicly traded companies) or employment relationship with a vendor, supplier, consultant, competitor or contractor.
  Indebtedness to a competitor or supplier of goods and services to Brinker, other than banks or other financial institutions for typical consumer debt generally available to non-Brinker employees.

Brinker will not extend or maintain credit, arrange for the extension of credit, or renew an extension of credit, in the form of a personal loan to or for any director or executive officer.

2.  Gifts/Gratuities.  The receipt of non-nominal gifts or excessive entertainment from any company, person or other entity with which Brinker has current or prospective business dealings.

Any questions regarding a gift should be directed to the General Counsel.

3.  Relationships with Vendors and Suppliers.  Transactions between vendors and suppliers that are not subject to a competitive bidding process when possible.

Vendors and suppliers should be dealt with fairly, honestly and openly.  Anytime the representative for a particular vendor or supplier is a former Brinker employee, family member or close personal friend of a director, officer or employee, such information should be disclosed to the appropriate General Manager or Department Head or the General Counsel.

4.  Outside Activities.  Any outside activity that detracts from an individual's ability to devote appropriate time and attention to his or her responsibilities with Brinker.

5.  Certain Relationships.  Being in the position of supervising, reviewing or having any influence on the job evaluation, pay or benefit of any immediate family member.

6.  Transactions with Brinker.  Selling anything to or buying anything from Brinker, except on the same terms and conditions as comparable directors, officers or employees are permitted to so purchase or sell.

Such situations, if material, should always be discussed with your General Manager or Department Head or with the General Counsel.  You should assume that anything that would present a conflict for a director, officer or employee would likely also present a conflict if it is related to a member of his or her family or someone with whom the director, officer or employee in question has a close personal relationship.

B.      Corporate Opportunities.

Directors, officers and employees owe a duty to Brinker to advance its business interests when the opportunity to do so arises.  Directors, officers and employees are prohibited from taking (or directing a third party to take) a business opportunity that is discovered through the use of corporate property, information or position unless Brinker has already been offered the opportunity and turned it down.  More generally, directors, officers and employees are prohibited from using corporate property, information or position for personal gain and from competing with Brinker.

Sometimes the line between personal and company benefits is difficult to draw, and sometimes there are both personal benefits and benefits to Brinker in certain activities.  Directors, officers and employees who intend to make use of the property or services of Brinker in a manner not solely for the benefit of the company should consult beforehand their respective General Manager or Department Head or the General Counsel, as appropriate.

C.      Company Confidentiality.

1.  Confidential and Proprietary Information about Brinker.  In carrying out the company's business, directors, officers and employees often learn confidential or proprietary information about Brinker.  You must not disclose any Brinker confidential or proprietary information or trade secrets to persons outside of Brinker, except when authorized or legally mandated.  This confidential or proprietary information may include non-public business, financial, personnel or technological information, plans, data, pricing and sales information, food and beverage processes, recipes and the like, and other processes or systems related to any portion of Brinker's business operations that you have learned, generated or acquired during your association with Brinker that is not otherwise publicly available.  This prohibition extends indefinitely beyond your employment with Brinker.

2.  Confidential Information about Third Parties.  The policy with respect to information about Brinker applies equally to confidential or proprietary information or trade secrets belonging or relating to any supplier, vendor, competitor, contractor, consultant, former employer or other person or entity that you have received in your capacity as an director, officer or employee of Brinker, except when disclosures are authorized or legally mandated.

D.      Disclosure and Maintenance of Books and Records.

1.  Disclosure.  Each director, officer or employee involved in Brinker's disclosure process, including the Chief Executive Officer and the Chief Financial Officer (the "Senior Financial Officers"), is required to be familiar with and comply with Brinker's disclosure controls and procedures and internal control over financial reporting, to the extent relevant to his or her area of responsibility, so that Brinker's public reports and documents filed with the Securities and Exchange Commission (the "SEC") comply in all material respects with the applicable federal securities laws and SEC rules.  In addition, each such person having direct or supervisory authority regarding these SEC filings or Brinker's other public communications concerning its general business, results, financial condition and prospects should, to the extent appropriate within his or her area of responsibility, consult with other Brinker officers and employees and take other appropriate steps regarding these disclosures with the goal of making full, fair, accurate, timely and understandable disclosure.

2.  Maintenance of Books and Records.  Brinker's business records (including time sheets, expense reports, invoices, supporting documentation and benefit plan information) are required to be prepared accurately, reliably, and in a timely manner.  Directors, officers and employees are prohibited from creating or participating in the creation of (or falsification or alteration of) any Brinker records and are further required to be honest and straightforward in their dealings with internal or outside auditors with respect to the Company's transactions, records, accounts, and financial statements.

E.      Company Property.

All directors, officers and employees should protect Brinker's assets and ensure their efficient use.  All assets of Brinker should be used only for legitimate business purposes.  In addition, directors, officers and employees are prohibited from abusing, destroying, damaging or defacing company property, tools, equipment or property of others.

F.      Compliance with Laws.

Directors, officers and employees are required to obey all federal, state and local laws and regulations while conducting business on behalf of Brinker, including antitrust and trade regulation laws, environmental laws, franchise laws, liquor laws, employment laws, product safety laws, advertising laws, etc.  It is the personal responsibility of each director, officer or employee to be sufficiently knowledgeable of and adhere to the standards and restrictions imposed by those laws, rules and regulations.

It is against Brinker policy and in many circumstances illegal for a director, officer or employee to profit from undisclosed information relating to Brinker or any other company.  Any director, officer or employee may not purchase or sell any of Brinker's securities while in possession of material nonpublic information relating to Brinker.  Also, any director, officer or employee may not purchase or sell securities of any other company while in possession of any material nonpublic information relating to that company.

Officers and employees are prohibited from knowingly entering into transactions that would violate any laws or regulations.  If you have a question as to the legal validity of an action, you should discuss the matter with the General Counsel.

G.      Government Relations.

1.     Political Activity.  The Ethics Policy does not restrict your right to participate in political activities in your personal capacity or to use personal funds for political purposes.  If you choose to hold public office, either by election or appointment, such decision should be discussed in advance with your General Manager or Department Head or the General Counsel, as appropriate. Directors, officers and employees are prohibited from using corporate facilities or other assets of the company for the benefit of political candidates or parties.  Any personal political contributions will not be reimbursed.  Brinker only may participate in the political process in the following manner:

  Lobbying Activities.  Brinker participates in lobbying activities only through the General Counsel.  No director, officer or employee may lobby on behalf of Brinker unless the General Counsel or the board of directors (or committee thereof) expressly authorizes such activity in writing.   Directors, officers and employees are prohibited from lobbying on their own behalf, or on behalf of third persons, while fulfilling their duties and responsibilities to the company.

  Political Action Committee ("PAC").  Brinker is permitted to sponsor and pay the administrative costs of a PAC or effective citizenship programs.

2.     Foreign Corrupt Practices Act ("FCPA").  The Ethics Policy prohibits any director, officer or employee from giving and/or offering money or anything of value to a foreign governmental official, agency, political party, party official or candidate to induce the recipient to give Brinker business, purchase Brinker's products or otherwise benefit Brinker's business in their country other than contributions within the purview of applicable law.

ADMINISTRATION OF THE CODE OF CONDUCT

The Audit Committee is responsible for applying this Ethics Policy to specific situations in which questions are presented to it and has the authority to interpret this Ethics Policy in any particular situation.  The Audit Committee and the General Counsel shall take all action they consider appropriate to investigate any violations reported to them.  If a violation has occurred, Brinker will take such disciplinary or preventive action as it deems appropriate, after consultation with the Audit Committee, in the case of a director or executive officer, or the General Counsel, in the case of any other employee.  In addition to the other procedures set forth in the Ethics Policy, all disclosures required by the Ethic Policy, requests for interpretation of any provision of the Ethics Policy, and questions concerning the Ethics Policy may be submitted in writing to the General Counsel.  Responses may also be made in writing.  All disclosures will remain confidential.

From time to time directors, officers and employees will be required to review the Ethics Policy and acknowledge in writing their understanding and compliance with it.

All directors, officers and employees of Brinker are responsible for conducting themselves in a manner consistent with Brinker's Ethics Policy.  You should also be aware that many violations of the Ethics Policy are also violations of law and may subject you and/or Brinker to severe penalties, fines or other consequences.

From time to time, Brinker may waive some provisions of this Ethics Policy.  Any waiver of the Code of Conduct for executive officers or directors may be made only by the Board of Directors or the appropriate Board Committee and must be promptly disclosed to the shareholders.  Any waiver for other employees may be made only by the General Counsel.